NOWAUTO GROUP, INC. ANNOUNCES
FISCAL FIRST QUARTER 2009 RESULTS.

Business Remains Stable in Turbulent Credit Environment

Tempe, Ariz., November 14, 2008. NowAuto Group, Inc. (NAUG:BB and NWAU.PK) today announced results for its fiscal 2008 first quarter ended September 30, 2008. The Company reported revenue of $1.1 million and a net loss of $0.06 per diluted share versus revenue of approximately $1.0 million and a net loss of $0.05 per diluted share in the prior year. During the quarter ended September 30, 2008 gross margin declined as a result of losses incurred in disposing of lower quality inventory at the beginning of the quarter. Gross margin improved significantly in August and September, returning to normal levels. The disposal of certain inventory was also the reason for the higher loss incurred in the quarter.

In spite of general economic conditions and the significant impact on auto purchasing, charge-offs and defaults improved significantly over the prior quarter and prior year as a result of increased credit criteria, improved contract management and system upgrades. Bad debt expense for the quarter ended September 30, 2008 improved 22% from the prior quarter and 5% year-over-year. Net Contract Receivables and deferred revenue from leases increased 1% over the prior quarter. Administrative, financing and selling expenses dropped by approximately 25% in spite of significantly higher interest expense.

“The present condition of the sub-prime and below sub-prime auto market has continued to impact our industry and our company” said CEO Scott Miller. “While our emphasis is always on collections, our challenge in the current environment is to aggressively work with our customers to maintain active contracts. New finance programs and changes in marketing and advertising have begun to yield positive results early in the December 31 quarter. Nevertheless, we expect a difficult environment for the foreseeable future. Our commitment to customers and shareholders alike remains; NowAuto will do whatever it can to maintain productive contracts without placing imprudent demands on our customers” Miller said.

“We have made significant changes to many areas of our company in the past six months,” said Chief Financial Officer Faith Forbis. “Although some of these changes are not complete yet, we are confident that when finished, they will move us closer to profitability. It takes time for their impact to be felt.”

“Concurrent to working with existing customers, we have increased advertising and initiated new customer incentive programs to increase sales during this slower period” said Chief Operating Officer Tino Valenzuela. “We experienced significant sales increase in October and will continue to introduce innovative strategies to increase sales” Valenzuela said.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates three buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
(480) 990-0007
ir@nowauto.com

Source: NowAuto Group, Inc.